EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Campo Electronics, Appliances and Computers, Inc. on Form S-8 (File No. 33-56796) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated November 14, 1997, except as to Note six and Note seven, as to which the date is December 12, 1997, on our audits of the financial statements of Campo Electronics, Appliances and Computers, Inc. as of August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997, which report is included in this Annual Report on Form 10-K.





/s/  Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.





New Orleans, Louisiana
December 12, 1997